Exhibit 99.1

MannKind Corporation Reports 2012 Third Quarter Financial Results

- Conference Call to Begin Today at 6:00 P.M. ET -

VALENCIA, Calif.--(BUSINESS WIRE)--November 1, 2012--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the third quarter ended September 30, 2012.

For the third quarter of 2012, total operating expenses were $35.5 million compared to $32.8 million for the third quarter of 2011, an increase of $2.7 million. Research and development (R&D) expenses were $25.4 million for the third quarter of 2012 compared to $23.1 million for the same quarter in 2011, an increase of $2.3 million. This 10.0% increase was primarily due to an increase of $7.0 million in clinical trial-related activities in the third quarter of 2012, offset in part by a non-recurring $4.1 million expense recorded in the third quarter of 2011 in connection with the settlement of the terminated insulin supply agreement. General and administrative (G&A) expenses were $10.1 million for the third quarter of 2012 compared to $9.6 million for the same quarter of 2011, an increase of $0.5 million. This 5.2% increase in G&A expense was primarily due to an increase in the litigation settlement accrual recorded in the third quarter of 2012.

For the first nine months of 2012, operating expenses totaled $113.5 million compared to $110.0 million in the first nine months of 2011, an increase of $3.5 million. Total R&D expenses were $76.2 million for the first nine months of 2012 compared to $79.7 million in the same period in 2011, a decrease of $3.5 million. This 4.4% decrease was primarily due to a non-recurring $16.0 million expense recorded during the first nine months of 2011 in connection with the settlement of the terminated insulin supply agreement and decreased salary-related expenses of $7.9 million resulting from the February 2011 restructuring, offset by $20.2 million in increased clinical trial-related expenses in the first nine months of 2012. G&A expenses were $37.3 million for the first nine months of 2012 as compared to $30.3 million in the same period in 2011, an increase of $7.0 million. This 23.1% increase was primarily due to the $8.6 million litigation settlement accrual recorded in the first nine months of 2012, partially offset by decreased salary-related costs as a result of the February 2011 reduction in force.

The net loss applicable to common stockholders for the third quarter of 2012 was $42.8 million, or $0.22 per share based on 190.5 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $38.4 million, or $0.31 per share based on 122.1 million weighted average shares outstanding, for the third quarter of 2011. The number of common shares outstanding at September 30, 2012 was 199,767,463.

Cash and short-term investments were $3.2 million at December 31, 2011 and $2.1 million at September 30, 2012, not including total net proceeds of $86.0 million from the underwritten public offering of common stock and warrants in October 2012.

Conference Call

MannKind management will host a conference call to discuss these results today at 6:00 p.m. Eastern Time. To participate in the call please dial 800-447-0521 or 847-413-3238 and use the participant passcode: 33432275. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The website replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing 888-843-7419 or 630-652-3042 and use the participant passcode: 3343 2275#.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intends”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFREZZA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation (A Development Stage Company) Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,		Cumulative period from February 14, 1991 (date of inception) to September 30,
	2012	2011	2012	2011	2012

Revenue	$35	$—	$35	$50	$3,166
Operating expenses:
Research and development	25,453	23,132	76,247	79,717	1,442,298
General and administrative	10,069	9,641	37,262	30,293	417,493
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	35,522	32,773	113,509	110,010	2,030,945
Loss from operations	(35,487)	(32,773)	(113,474)	(109,960)	(2,027,779)
Other income (expense)	(2,651)	79	12,078	1,476	11,002
Interest expense on note payable to related party	(2,245)	(2,863)	(8,321)	(7,849)	(36,655)
Interest expense on senior convertible notes	(2,859)	(2,845)	(8,278)	(8,092)	(37,072)
Interest income	—	—	2	18	36,991
Loss before provision for income taxes	(43,242)	(38,402)	(117,993)	(124,407)	(2,053,513)
Income tax benefit	(408)	—	(408)	—	(382)
Net loss	(42,834)	(38,402)	(117,585)	(124,407)	(2,053,131)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(42,834)	$(38,402)	$(117,585)	$(124,407)	$(2,076,343)
Net loss per share applicable to common stockholders — basic and diluted	$(0.22)	$(0.31)	$(0.71)	$(1.02)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	190,534	122,130	164,611	121,636

MannKind Corporation (A Development Stage Company) Condensed Consolidated Balance Sheet (Unaudited) (in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,765	$2,681
Available for sale securities and certificate of deposit	350	515
Prepaid expenses and other current assets	21,082	2,625
Total current assets	23,197	5,821
Property and equipment — net	186,611	193,029
State research and development credit exchange receivable — net of current portion	293	473
Other assets	230	230
Total	$210,331	$199,553

Liabilities and Stockholders’ Deficit
Current liabilities	$51,764	$25,360
Senior convertible notes	211,673	210,642
Note payable to principal stockholder	223,142	277,203
Stockholders’ deficit	(276,248)	(313,652)
Total	$210,331	$199,553

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com